Intrepid Reports Fourth Quarter and Full Year 2020 Results

DENVER, CO --(GlobeNewswire - March 1, 2021) -- Intrepid Potash, Inc. (NYSE:IPI) ("Intrepid", the "Company", "we", "us", "our") today reports its financial results for the fourth quarter and full year of 2020.

Key Fourth Quarter Takeaways
•$9.5 million improvement in the bottom line compared to the third quarter of 2020 with positive momentum continuing into 2021 across all segments. Net loss of $0.7 million, or $(0.05) per share in Q4 2020, compared to net loss of $10.2 million, or $(0.78) per share in Q3 2020.
•Adjusted EBITDA(1) of $9.7 million for the fourth quarter of 2020.
•Cash flow from operations of $12.7 million for the fourth quarter of 2020.
•Strong domestic sales volume for potash and Trio® in Q4 2020 as favorable weather, rising commodity prices, and compelling farm economics drove early season fertilizer demand that is steadily continuing into 2021.
•Total company water sales were $5.8 million in fourth quarter of 2020, an increase of $2.2 million compared to the third quarter of 2020 as oilfield activity continues its upward trajectory.

Management Comment
"We are excited to move into 2021 and put the impacts of the COVID-19 pandemic gradually behind us as strong farmer economics will allow us to fully take advantage of higher potash and Trio® prices, which are currently $140 per ton and $60 per ton above summer-fill price levels, respectively." said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "The fourth quarter was highlighted by solid cash flow and a significant increase in EBITDA compared to the prior two quarters as fertilizer markets and oilfield activity both rebounded sharply from this past summer. Under-application of potash from recent seasons, favorable weather, and very strong commodity pricing will continue to support our fertilizer markets through the spring season."

Jornayvaz continued, "We are expanding upon the existing and significant ES&G solar evaporation footprint of our environmentally friendly potash operations to further increase our commitment to provide creative ES&G solutions and services to oilfield operators as they focus their resources in the prolific Delaware Basin. We saw a significant increase in water sales during the fourth quarter as frac activity improved from prior months. We managed well through the worst part of the downturn and expect continued improvement in oilfield activity in 2021. We are committed to growing our oil and gas midstream business in the Delaware Basin. Intrepid is responding to political, regulatory, and ES&G emphasis on water conservation and re-use by providing full-cycle water management solutions to the numerous well-capitalized operators in the area. We are in the early stages of construction on a produced water disposal system near our South ranch and we are investing in recycling infrastructure and capabilities in the coming months as full-cycle water management becomes a central focus of our oilfield segment. Our expansion into full-cycle water management, including the transition of fresh water sales to brine water sales for oilfield drilling and fracing, will be key in achieving the environmental and sustainability goals of both oilfield operators and the New Mexico legislature."

Consolidated Results
Intrepid recorded net loss of $0.7 million, or $(0.05) per diluted share in the fourth quarter of 2020, contributing to full year 2020 net loss of $27.2 million, or $(2.09) per diluted share. Consolidated gross margin of $5.8 million and $10.5 million in the fourth quarter and full year 2020, respectively, was a decrease compared to the same year-ago periods due to reduced fertilizer pricing, and the COVID-19 pandemic which led to a reduction in water and other oilfield sales.

Segment Highlights
Potash

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands, except per ton data)
Sales	$27,556	$25,556	$108,060	$124,648
Gross margin	$3,847	$5,746	$11,551	$27,787

Potash production volume (in tons)	106	110	308	328
Potash sales volume (in tons)	78	58	317	319

Average potash net realized sales price per ton(1)	$248	$278	$250	$284

Gross margin decreased $1.9 million and $16.2 million in the fourth quarter and full year of 2020, respectively, compared to the same periods in 2019. Decreases in both periods were primarily driven by lower average net realized sales prices for potash sales and decreased byproducts sales. Byproduct sales decreased due to improved availability of salt in certain regions which reduced our sales footprint and due to COVID-19 which reduced sales of water and brine into oil and gas markets.

Fourth quarter and full year average net realized sales price per ton decreased year-over-year due to price decreases announced in the 2020 winter and summer-fill programs and fewer industrial sales. We announced three price increases during the fourth quarter of 2020 and another in February 2021, increasing our posted price by $140 per ton compared to summer fill price levels.

Fourth quarter production was similar to the prior year with all sites operating at full rates to meet strong early season fertilizer demand. We expect above average evaporation during the 2020 evaporation season will allow us to operate longer than normal during the spring of 2021. Full year production decreased 6% compared to 2019, due to reduced evaporation during the 2019 evaporation season which limited our production during the spring of 2020.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands, except per ton data)
Sales	$15,565	$15,669	$70,287	$69,551
Gross (deficit) margin	$(375)	$23	$(8,505)	$1,100

Trio® production volume (in tons)	58	45	213	228
Trio® sales volume (in tons)	50	53	230	225

Average Trio® net realized sales price per ton(1)	$188	$170	$195	$195

Fourth quarter 2020 gross margin decreased $0.4 million compared to 2019, as strong early season demand in domestic markets was offset by increased per ton costs of goods sold. Fourth quarter 2019 results benefited from lower costs of goods sold primarily due to lower of cost or net realizable value adjustments recorded in prior quarters. Byproduct water sales increased $0.1 million compared to the fourth quarter of 2019 as oil and gas activity continued to improve in the Delaware Basin from mid-year lows. Full year 2020 gross margin decreased as reduced operating rates led to an increased per ton cost of goods sold and the summer-fill price decrease resulted in additional lower of cost of net realizable value adjustments.

Fourth quarter and full year sales were similar to the same periods in 2019, as strong domestic volumes offset a decrease in international shipments. Average net realized sales price per ton increased 11% in the fourth quarter when compared to 2019 due to reduced international shipments. Full year 2020 average net realized sales price equaled 2019 as reduced international shipments were offset by lower domestic Trio® pricing in the first nine months of 2020.
Production volumes decreased 7% for the full year of 2020 when compared to 2019, primarily due to reduced operating rates in order to manage inventory levels.

Oilfield Solutions

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Sales	$5,390	$8,323	$18,929	$27,894
Gross margin	$2,342	$4,421	$7,484	$14,591

Sales decreased 35% and 32% for the fourth quarter and full year of 2020, respectively, when compared to the same periods in 2019, as the COVID-19 pandemic reduced activity in oil and gas markets which reduced our sales of water, brine, and other oilfield services. Water sales were most impacted during the summer of 2020 and rebounded considerably in the fourth quarter. Fourth quarter water sales in the oilfield solutions segment were $4.0 million, a significant increase compared to third quarter 2020 sales of $2.0 million.

Fourth quarter and full year 2020 gross margin decreased compared to 2019 primarily due to the reduced sales discussed above. Full-year cost of goods sold decreased $0.9 million in 2020, compared to 2019, as reduced expense related to our high-speed mixing service was offset by increased water transfer expenses and increased depreciation expense related to the Intrepid South assets. We also sold less water from our lower cost water rights and from our other revenue sources, such as caliche and a produced water royalty, in 2020 compared to 2019. These sales generally have very low cost of goods sold, which is why the decrease in sales did not result in a comparable decrease in cost of goods sold.

Liquidity
Cash provided by operations was $12.7 million during the fourth quarter of 2020 and cash used for investing activities was $2.4 million during the fourth quarter of 2020. As of December 31, 2020, Intrepid had $19.5 million in cash and cash equivalents and $20.4 million available to borrow under its credit facility.

Notes
1 Average net realized sales price per ton and Adjusted EBITDA are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Tuesday, March 2, 2021 at 12:00 p.m. Eastern time (10:00 a.m. Mountain time) to discuss the results. A Q&A session will immediately follow the discussion of the results for the period.

Live event participation details
Domestic dial-in number: 800-319-4610
International dial-in number: +1-631-891-4304
Webcast: https://intrepidpotashinc.gcs-web.com/events-and-presentations/upcoming-events

Replay information available for 30 days following the live event
Conference ID #: 6236
Replay dial-in (Toll Free US & Canada): 800-319-6413
Replay dial-in (International): +1-631-883-6842

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of Intrepid's products and services;
•challenges to Intrepid's water rights;
•Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;
•the costs of, and Intrepid's ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•Intrepid's ability to prevail in outstanding legal proceedings against it;
•Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;
•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•Intrepid's inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on Intrepid's business, operations, liquidity, financial condition, and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Vice President of Finance
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Sales	$48,442	$48,849	$196,954	$220,075
Less:
Freight costs	8,736	9,581	37,135	40,056
Warehousing and handling costs	2,149	1,995	9,431	8,621
Cost of goods sold	31,743	26,735	135,843	126,110
Lower of cost or net realizable value inventory adjustments	—	348	4,015	1,810
Gross Margin	5,814	10,190	10,530	43,478

Selling and administrative	5,454	5,846	25,476	23,556
Accretion of asset retirement obligation	435	446	1,738	1,793
Litigation settlement	—	—	10,075	—
Loss (gain) on sale of assets	191	362	(4,250)	345
Other operating expense	241	633	735	1,424
Operating (Loss) Income	(507)	2,903	(23,244)	16,360

Other Income (Expense)
Interest expense, net	(412)	(773)	(4,289)	(3,031)
Other income	255	13	384	355
Income Before Income Taxes	(664)	2,143	(27,149)	13,684

Income Tax Expense	(47)	(61)	(5)	(53)
Net (Loss) Income	$(711)	$2,082	$(27,154)	$13,631

Weighted Average Shares Outstanding:
Basic	13,030,185	12,939,230	12,993,225	12,904,916
Diluted	13,030,185	13,091,291	12,993,225	13,105,089
Income Per Share:
Basic	$(0.05)	$0.16	$(2.09)	$1.06
Diluted	$(0.05)	$0.16	$(2.09)	$1.04

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2020 AND 2019
(In thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$19,515	$20,603
Accounts receivable:
Trade, net	22,516	23,749
Other receivables, net	1,856	1,247
Inventory, net	88,673	94,220
Other current assets	3,228	5,524
Total current assets	135,788	145,343

Property, plant, equipment, and mineral properties, net	355,497	378,509
Water rights	19,184	19,184
Long-term parts inventory, net	28,900	27,569
Other assets, net	10,819	7,834
Total Assets	$550,188	$578,439

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$7,278	$9,992
Income taxes payable	—	50
Accrued liabilities	12,701	13,740
Accrued employee compensation and benefits	4,422	4,464
Other current liabilities	32,816	19,382
Advances on credit facility	—	19,817
Current portion of long-term debt	10,000	20,000
Total current liabilities	67,217	87,445

Advances on credit facility	29,817	—
Long-term debt, net	14,926	29,753
Asset retirement obligation	23,872	22,140
Operating lease liabilities	2,136	4,025
Other non-current liabilities	961	420
Total Liabilities	138,929	143,783

Commitments and Contingencies

Common stock, $0.001 par value; 40,000,000 shares authorized:
and 13,049,820 and 12,955,351 shares outstanding
at December 31, 2020, and 2019, respectively	13	13
Additional paid-in capital	656,837	653,080
Accumulated deficit	(245,591)	(218,437)
Total Stockholders' Equity	411,259	434,656
Total Liabilities and Stockholders' Equity	$550,188	$578,439

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	(711)	2,082	(27,154)	13,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	9,411	8,976	35,788	34,121
Amortization of intangible assets	81	26	322	214
Accretion of asset retirement obligation	435	446	1,738	1,793
Amortization of deferred financing costs	68	86	425	303
Stock-based compensation	840	1,044	3,821	4,281
Reserve for obsolescence	—	—	492	—
Allowance for doubtful accounts	(200)	25	75	75
(Gain) loss on disposal of assets	191	362	(4,250)	345
Lower of cost or net realizable value inventory adjustments	—	348	4,015	1,810
Other	—	(38)	(116)	(34)
Changes in operating assets and liabilities:
Trade accounts receivable, net	955	7,363	1,158	1,337
Other receivables, net	719	729	(609)	(650)
Inventory, net	(3,391)	(8,298)	(291)	(11,525)
Other current assets	2,618	(232)	2,305	(1,019)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(1,740)	(3,541)	2,331	2,280
Income tax payable	—	49	(50)	(865)
Operating lease liabilities	(539)	(616)	(2,234)	(2,090)
Other liabilities	3,921	2,953	13,379	5,374
Net cash provided by operating activities	12,658	11,764	31,145	49,381

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(2,356)	(3,888)	(16,443)	(63,836)
Proceeds from sale of property, plant, equipment, and mineral properties	—	—	4,786	68
Additions to intangible assets	—	—	—	(16,873)
Long-term investment	—	—	(3,500)	—
Net cash used in investing activities	(2,356)	(3,888)	(15,157)	(80,641)

Cash Flows from Financing Activities:
Payments of financing lease	(74)	—	(74)	—
Repayment of long-term debt	—	—	(35,000)	—
Debt prepayment costs	—	—	(1,869)	—
Proceeds from loan under CARES Act	—	—	10,000	—
Proceeds from borrowings on credit facility	—	—	10,000	30,317
Repayments of borrowings on credit facility	—	—	—	(10,500)
Capitalized debt costs	—	(46)	(36)	(503)
Employee tax withholding paid for restricted shares upon vesting	(76)	(262)	(172)	(540)
Proceeds from exercise of stock options	108	12	108	21
Net cash (used in) provided by financing activities	(42)	(296)	(17,043)	18,795

Net Change in Cash, Cash Equivalents, and Restricted Cash	10,260	7,580	(1,055)	(12,465)
Cash, Cash Equivalents, and Restricted Cash, beginning of period	9,924	13,659	21,239	33,704
Cash, Cash Equivalents, and Restricted Cash, end of period	$20,184	$21,239	$20,184	$21,239

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(In thousands)

	Three Months Ended December 31, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$22,558	$—	$—	$(69)	$22,489
Trio®	—	13,870	—	—	13,870
Water	296	1,481	3,974	—	5,751
Salt	2,311	214	—	—	2,525
Magnesium Chloride	2,017	—	—	—	2,017
Brines	374	—	141	—	515
Other	—	—	1,275		1,275
Total Revenue	$27,556	$15,565	$5,390	$(69)	$48,442

	Year Ended December 31, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$92,500	$—	$—	$(322)	$92,178
Trio®	—	65,344	—	—	65,344
Water	1,253	4,444	14,701	—	20,398
Salt	8,103	499	—	—	8,602
Magnesium Chloride	4,855	—	—	—	4,855
Brines	1,349	—	438	—	1,787
Other	—	—	3,790	—	3,790
Total Revenue	$108,060	$70,287	$18,929	$(322)	$196,954

	Three Months Ended December 31, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$18,594	$—	$963	$(590)	$18,967
Trio®	—	14,016	—	—	14,016
Water	452	1,404	5,476	—	7,332
Salt	3,917	249	—	—	4,166
Magnesium Chloride	2,012	—	—	—	2,012
Brines	581	—	—	—	581
Other	—	—	1,884	(109)	1,775
Total Revenue	$25,556	$15,669	$8,323	$(699)	$48,849

	Year Ended December 31, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$103,403	$—	$2,973	$(1,909)	$104,467
Trio®	—	64,299	—	—	64,299
Water	1,823	4,495	19,339	—	25,657
Salt	12,022	757	—	—	12,779
Magnesium Chloride	4,907	—	—	—	4,907
Brines	2,493	—	—	—	2,493
Other	—	—	5,582	(109)	5,473
Total Revenue	$124,648	$69,551	$27,894	$(2,018)	$220,075

Three Months Ended December 31, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$27,556	$15,565	$5,390	$(69)	$48,442
Less: Freight costs	4,324	4,481	—	(69)	8,736
Warehousing and handling costs	1,186	963	—	—	2,149
Cost of goods sold	18,199	10,496	3,048	—	31,743
Lower of cost or net realizable value inventory adjustments	—	—	—	—	—
Gross Margin (Deficit)	$3,847	$(375)	$2,342	$—	$5,814
Depreciation, depletion, and amortization incurred(2)	$7,051	$1,512	$718	$211	$9,492

Year Ended December 31, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$108,060	$70,287	$18,929	$(322)	$196,954
Less: Freight costs	17,026	20,431	—	(322)	37,135
Warehousing and handling costs	4,857	4,574	—	—	9,431
Cost of goods sold	73,496	50,902	11,445	—	135,843
Lower of cost or net realizable value inventory adjustments	1,130	2,885	—	—	4,015
Gross Margin (Deficit)	$11,551	$(8,505)	$7,484	$—	$10,530
Depreciation, depletion, and amortization incurred(2)	$26,536	$6,068	$2,663	$843	$36,110

Three Months Ended December 31, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$25,556	$15,669	$8,323	$(699)	$48,849
Less: Freight costs	4,461	5,011	218	(109)	9,581
Warehousing and handling costs	972	1,023	—	—	1,995
Cost of goods sold	14,377	9,264	3,684	(590)	26,735
Lower of cost or net realizable value inventory adjustments	—	348	—	—	348
Gross Margin	$5,746	$23	$4,421	$—	$10,190
Depreciation, depletion, and amortization incurred(2)	$6,833	$1,567	$397	$205	$9,002

Year Ended December 31, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$124,648	$69,551	$27,894	$(2,018)	$220,075
Less: Freight costs	18,715	20,514	936	(109)	40,056
Warehousing and handling costs	4,745	3,876	—	—	8,621
Cost of goods sold	73,401	42,251	12,367	(1,909)	126,110
Lower of cost or net realizable value inventory adjustments	—	1,810	—	—	1,810
Gross Margin	$27,787	$1,100	$14,591	$—	$43,478
Depreciation, depletion and, amortization incurred(2)	$25,796	$6,163	$1,566	$810	$34,335

(1) Segment sales include the sales of byproducts generated during the production of potash and Trio®.
(2) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation and depletion amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share

Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or net (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (Loss) Income	$(711)	$2,082	$(27,154)	$13,631
Adjustments
Litigation Settlement	—	—	10,075	—
Gain on land sale	—	—	(4,722)	—
Make-whole payment(1)	—	—	1,868	—
Write-off of deferred financing fees(2)	—	—	128	—
Total adjustments	—	—	7,349	—
Adjusted Net (Loss) Income	$(711)	$2,082	$(19,805)	$13,631

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (Loss) Income Per Diluted Share	$(0.05)	$0.16	$(2.09)	$1.04
Adjustments
Litigation Settlement	—	—	0.78	—
Gain on land sale	—	—	(0.36)	—
Make-whole payment(1)	—	—	0.14	—
Write-off of deferred financing fees(2)	—	—	0.01	—
Total adjustments	—	—	0.57	—
Adjusted Net (Loss) Income Per Diluted Share	$(0.05)	$0.16	$(1.52)	$1.04

(1) As a result of early repayments of its senior notes, Intrepid incurred make whole-payments, which are reflected on the income statement as interest expense.
(2) As a result of early repayments of principal on its senior notes, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. The write-offs of deferred financing fees are reflected in Intrepid's financial statements as interest expense.

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Potash and Trio® Net Realized Sales Price per Ton:

	Potash Segment
	Three Months Ended December 31,
	2020	2019
Total Segment Sales	$27,556	$25,556
Less: Segment byproduct sales	4,998	6,962
Potash freight costs	3,249	2,469
Subtotal	$19,309	$16,125

Divided by:
Potash tons sold (in thousands)	78	58
Average net realized sales price per ton	$248	$278

	Potash Segment
	2020	2019
Total Segment Sales	$108,060	$124,648
Less: Segment byproduct sales	15,560	21,245
Potash freight costs	13,270	12,936
Subtotal	$79,230	$90,467

Divided by:
Potash tons sold (in thousands)	317	319
Average net realized sales price per ton	$250	$284

	Trio® Segment
	Three Months Ended December 31,
	2020	2019
Total Segment Sales	$15,565	$15,669
Less: Segment byproduct sales	1,695	1,653
Trio® freight costs	4,481	5,011
Subtotal	$9,389	$9,005

Divided by:
Trio® tons sold (in thousands)	50	53
Average net realized sales price per ton	$188	$170

	Trio® Segment
	2020	2019
Total Segment Sales	$70,287	$69,551
Less: Segment byproduct sales	4,943	5,252
Trio® freight costs	20,416	20,514
Subtotal	$44,928	$43,785

Divided by:
Trio® tons sold (in thousands)	230	225
Average net realized sales price per ton	$195	$195

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.
Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net (Loss) Income	$(711)	$2,082	$(27,154)	$13,631
Adjustments
Litigation Settlement	—	—	10,075	—
Gain on land sale	—	—	(4,722)	—
Interest expense	412	773	4,289	3,031
Income tax expense	47	61	5	53
Depreciation, depletion, and amortization	9,411	8,976	35,788	34,121
Amortization of intangible assets	81	26	322	214
Accretion of asset retirement obligation	435	446	1,738	1,793
Total adjustments	10,386	10,282	47,495	39,212
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$9,675	$12,364	$20,341	$52,843